AMENDMENT
                                       TO
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                                    BETWEEN
                                JNL SERIES TRUST
                                      AND
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC


     This  AMENDMENT  is  made  as of August 26, 2011, by and between JNL SERIES
TRUST, a Massachusetts business trust ("Trust") and JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company ("Adviser").

     WHEREAS, the Trust and the Adviser are parties to an Investment Advisory and Management Agreement dated January 31, 2001 ("Agreement").

     WHEREAS, the JNL/PPM America Money Market Fund is no longer a Fund of the Trust.

     WHEREAS, the parties have agreed to amend the second paragraph of Section 2 of the Agreement to replace the reference to "the JNL/PPM America Money Market Fund" with "...any Money Market Fund listed on Schedule A of the Agreement..."

     NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties hereby agree to amend the Agreement to delete the second paragraph of Section 2 and replace it with the following:

     With respect to any Money Market Fund listed on Schedule A of the Agreement, the Adviser hereby accepts the responsibilities for making the determinations required by Rule 2a-7 under the Act to be made by the Trustees of the Trust and which are delegable by the Trustees pursuant to Paragraph (e) of such Rule, to the extent that the Trustees may hereinafter delegate such responsibilities to the Adviser.

     IN WITNESS WHEREOF, the Adviser and the Trust have caused this Amendment to be executed as of August 22, 2011, effective as of August 26, 2011.


JNL SERIES TRUST

By: /s/ Susan S. Rhee
Name:	Susan S. Rhee
Title: Vice President, Counsel, and Secretary

JACKSON NATIONAL ASSET MANAGEMENT, LLC

By: /s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and CEO